OMB APPROVAL
EXPIRES:  October 31, 1994
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE   14.90


UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3 )*

Ramsay Healthcare, Inc.
-------------------------------------------------------------------
(Name of Issuer)


Common Stock
-------------------------------------------------------------------
(Title of Class of Securities)


75158220
--------------
(CUSIP NUMBER)

Check the following box if a fee is being paid with this statement.[ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 (the "1934 Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2 of 8 Pages


CUSIP NO.  75158220               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Princeton Services, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

629,300

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

629,3000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

629,300 (ownership disclaimed pursuant to Section 13d-4 of the 1934 Act)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.8%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 3 of 8 Pages


CUSIP NO.  75158220                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Fund Asset Management, L.P.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

574,500

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

574,500

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

574,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.3%

12. TYPE OF REPORTING PERSON*

IA, PN

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 4 of 8 Pages


CUSIP NO.  75158220                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Special Value Fund, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

574,500

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

574,500

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

574,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.3%

12. TYPE OF REPORTING PERSON*

IV

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 5 of 8 Pages

		    SCHEDULE 13G


ITEM 1 (a)  Name of Issuer:
	    --------------

	    Ramsay HealthCare, Inc. (the "Company")


ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
	    -----------------------------------------------

	    Columbus Center
	    1 Alhambra Plaza
	    Suite 750
	    Coral Gables, FL  33134


ITEM 2 (a)  Name of Persons Filing:
	    ---------------------

	    Princeton Services, Inc.
	    Fund Asset Management, L.P.
	    Merrill Lynch Special Value Fund, Inc.

ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
	    -----------------------------------------------------------

Princeton Services, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Fund Asset Management, L.P.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Special Value Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

ITEM 2 (c)  Citizenship:
	    -----------
See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
	    ----------------------------

Common Stock

ITEM 2 (e)  CUSIP NUMBER:

See Cover Page

Page 6 of 8 Pages


ITEM 3

    Princeton Services, Inc. ("PSI") is a parent holding company in accordance with (S) 240.13d-1(b)(ii)(G) of the 1934 Act. Fund Asset Management, L.P. (d/b/a) Fund Asset Management ("FAM") is an investment adviser registered under (S) 203 of the Investment Advisers
Act of 1940 (the "Advisers Act"). Merrill Lynch Special Value Fund, Inc. (the "Fund") is an investment company registered under Section 8 of the Investment Company Act of 1940 (the "Investment Company Act").



ITEM 4  Ownership
	---------
(a)  Amount Beneficially Owned:

   See Item 9 of Cover Pages.

(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

	  See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

	  See Item 6 of the Cover Pages

   (iii)  sole power to dispose of or to direct the disposition of:

	  See Item 7 of Cover Pages

    (iv)  shared power to dispose of or direct the disposition of:

	  See Item 8 of Cover Pages



ITEM 5  Ownership of Five Percent or Less of a Class.
	--------------------------------------------

Not Applicable

Page 7 of 8 Pages


ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
	---------------------------------------------------------------

  FAM is an investment adviser registered under Section 203 of the Advisers Act and acts as an investment adviser to investment companies registered under
Section 8 of the Investment Company Act and private accounts. With respect to securities held by those investment companies and private accounts, several persons have the right to receive, or the power to direct the receipt of dividends from or the proceeds from the sale of such securities. The Fund, a reporting person on this Schedule 13G for which FAM serves as investment adviser, has an interest that relates to more than 5% of the class of of securities reported herein. No other person has an interest that relates to more than 5% of the class of securities reported herein.


ITEM 7   Identification and Classification of the Subsidiary Which
	 ---------------------------------------------------------
  Acquired the Security Being Reported on by the Parent Holding Company.
  ---------------------------------------------------------------------

   PSI is a corporate managing general partner of Fund Asset Management, L.P. and Merrill Lynch Asset Management, L.P., each of which is a registered investment adviser under Section 203 of the Advisers Act.


ITEM 8   Identification and Classification of Members of the Group.
	 ----------------------------------------------------------

Not Applicable



ITEM 9  Notice of Dissolution of Group.
	------------------------------

Not Applicable


ITEM 10  Certification
	 -------------

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Page 8 of 8 Pages


Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  January 29, 1998



Princeton Services, Inc.

/s/ Ira P. Shapiro
-----------------------------
Name:  Ira P. Shapiro
Title:  Attorney-In-Fact*


Fund Asset Management, L.P.
By: Princeton Services, Inc. (General Partner)

/s/ Ira P. Shapiro
-------------------------
Name:  Ira P. Shapiro
Title Attorney-In-Fact**


Merrill Lynch Special Value Fund, Inc.

/s/ Ira P. Shapiro
--------------------------
Name: Ira P. Shapiro
Title:  Attorney-In-Fact***

------------------------------------
*Signed pursuant to a power of attorney, dated January 26, 1998, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc., on February 14, 1998 with respect to LTX Corporation.

**Signed pursuant to a power of attorney, dated January 26, 1998, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc., on February 14, 1998 with respect to LTX Corporation.

***Signed pursuant to a power of attorney, dated January 26, 1998, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc., on February 14, 1998 with respect to Planar Systems, Inc.